EXHIBIT NO. 99.(g) 5

AMENDMENT TO

CUSTODIAN AGREEMENT

 This Amendment, dated September 6, 2024 ("Amendment"), is made to the Custodian Agreement dated as of December 18, 2006, as amended, modified and supplemented from time to time (the “Custodian Agreement"), by and between State Street Bank and Trust Company (the “Custodian”) and each investment company (each, a “Fund”) party to the Custodian Agreement.

 WHEREAS, the parties hereto wish to amend the Custodian Agreement as set forth below.

 NOW, THEREFORE, the Agreement is hereby amended as follows:

Section 2.33. Provision of ETF Services.

(a) ETF Clients. Each Fund identified on Appendix A as an “ETF Client” is an exchange-traded fund that will issue and redeem shares only in aggregations of a specified number of shares, each called a “Creation Unit,” generally in exchange for a basket of securities and/or instruments and a specified cash payment, as more fully described in the ETF Client’s currently effective prospectus and statement of additional information (collectively, the “Prospectus”). Capitalized terms used in this Section 2.33 without definition shall have the meanings given to them in the Prospectus. For the avoidance of doubt, this Section 2.33 will only apply with respect to the ETF Clients identified on Appendix A hereto.

(b) Determination of Fund Deposit, etc. Subject to and in accordance with the directions of the Investment Adviser, the Custodian shall determine for each Fund after the end of each trading day on the New York Stock Exchange (the “Exchange”), in accordance with policies and the procedures adopted by the Fund’s Board of Trustees as set forth in the Prospectus, (i) the identity and weighting of the securities in the Deposit Securities and the Fund Securities, (ii) the cash component, and (iii) the amount of cash redemption proceeds (all as described in the Prospectus) required for the issuance or redemption, as the case may be, of Creation Units on such date. The Custodian shall provide or cause to be provided this information to the Fund’s distributor and other persons as instructed according to policies adopted by the Fund’s Board of Trustees and shall disseminate such information on each day that the Exchange is open, including through the facilities of the National Securities Clearing Corporation (the “NSCC”), prior to the opening of trading on the Exchange.

(c) Allocation of Deposit Security Shortfalls. Each Fund acknowledges that the Custodian maintains only one account on the books of the NSCC for the benefit of all exchange traded funds for which the Custodian serves as custodian, including the ETF Clients (collectively, the “ETF Custody Clients”). In the event that (a) two or more ETF Custody Clients require delivery of the same Deposit Security in order to purchase a Creation Unit, and (b) the NSCC, pursuant to its Continuous Net Settlement system, delivers to the Custodian’s NSCC account less than the full amount of such Deposit Security necessary to satisfy in full each affected ETF Custody Client’s required amount (a “Common Deposit Security Shortfall”), then, until all Common Deposit Security Shortfalls for a given Deposit Security are satisfied in full, the Custodian will allocate to each affected ETF Custody Client, on a pro rata basis, securities and/or cash received in the Custodian’s NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.

(d) Creation and Redemption of Creation Units.

(1) Creation. The Custodian shall receive and deposit into the Fund’s account such payments as are received for Fund shares issued or sold in Creation Units. The Custodian will provide timely notification to the Fund and the Transfer Agent of any receipt of such payments by the Custodian.

(2) Redemption. Upon receipt of instructions from the Fund’s Transfer Agent, the Custodian shall set aside funds and securities of the Fund to the extent available for payment to, or in accordance with the instructions of, Authorized Participants who have delivered to the Transfer Agent a request for redemption of their shares, in Creation Units, which shall have been accepted by the Transfer Agent, the applicable Fund Securities (or such securities in lieu thereof as may be designated by the Investment Adviser in accordance with the Prospectus) for such Fund and the Cash Redemption Amount, if applicable, less any applicable Redemption Transaction Fee. The Custodian will transfer the applicable Fund Securities to or on the order of the Authorized Participant. Any cash redemption payment (less any applicable Redemption Transaction Fee) due to the Authorized Participant on redemption shall be effected through the DTC system or through wire transfer in the case of redemptions effected outside of the DTC system.

[Signature page immediately follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

STATE STREET BANK AND TRUST COMPANY
By: PATRICK WALDRON
Name: Patrick Waldron
Title: Managing Director

EACH OF THE MFS FUNDS PARTY TO THE CUSTODIAN AGREEMENT, ON BEHALF OF THEIR RESPECTIVE PORTFOLIOS
By: DAVID L. DILORENZO
Name: David L. DiLorenzo
Title: President